Exhibit 99.1

LIGHTWIRE, INC.

AMENDED AND RESTATED 2003 EQUITY COMPENSATION PLAN

The purpose of the Lightwire, Inc. Amended and Restated 2003 Equity Compensation Plan (the “Plan”) is to provide (i) designated employees of Lightwire, Inc. (f/k/a/ SiOptical, Inc.) (the “Company”) and its subsidiaries, (ii) certain Key Advisors (as defined below) and advisors who perform services for the Company or its subsidiaries, and (iii) non-employee members of the Board of Directors of the Company (the “Board”) with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, performance units and restricted stock units. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders.

1.         Administration.

(a)         Committee.    The Plan shall be administered and interpreted by the Board or a committee appointed by the Board (the “Committee”). Prior to the Company becoming a “Reporting Company” as described in Section 24(b), the Board may exercise any power or authority of the Committee under the Plan and, in such case, references to the Committee hereunder, as they relate to Plan administration, shall be deemed to include the Board as a whole. After the Company becomes a Reporting Company, the Committee shall consist of two or more persons appointed by the Board, all of whom may be “outside directors” as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and related Treasury regulations and may be “non-employee directors” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)         Committee Authority.    The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, and (iv) deal with any other matters arising under the Plan.

(c)         Committee Determinations.    The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations, and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan, and need not be uniform as to similarly situated individuals.

2.         Grants. Awards under the Plan may consist of grants of incentive stock options as described in Section 5 (“Incentive Stock Options”), nonqualified stock options as described in Section 5 (“Nonqualified Stock Options”) (Incentive Stock Options and Nonqualified Stock Options are collectively referred to as “Options”), restricted stock as described in Section 6 (“Restricted Stock”), stock appreciation rights as described in Section 7 (“SARs”), performance units as described in Section 8 (“Performance Units”) and restricted stock units as described in Section 9 (“Restricted Stock Units”) (hereinafter collectively referred to as “Grants”). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument (the “Grant Instrument”) or an amendment to the Grant Instrument. The Committee shall approve the form and provisions of each Grant Instrument. Grants under a particular Section of the Plan need not be uniform as among the grantees.

3.         Shares Subject to the Plan.

(a)         Shares Authorized.     Subject to the adjustment specified below, the aggregate number of shares of common stock of the Company (“Company Stock”) that may be issued or transferred under the Plan is 11,000,000 shares. The maximum aggregate number of shares of Company Stock that shall be subject to Grants made under the Plan to any individual during any calendar year shall be 1,000,000 shares. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any shares of Restricted Stock, Performance Units or Restricted Stock Units are forfeited, the shares subject to such Grants shall again be available for purposes of the Plan.

(b)         Adjustments.     If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation in which the Company is the surviving corporation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for Grants, the maximum number of shares of Company Stock that any individual participating in the Plan may be granted in any year, the number of shares covered by outstanding Grants, the kind of shares issued under the Plan, and the price per share or the applicable market value of such Grants shall be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

4.         Eligibility for Participation.

(a)        Eligible Persons.    All employees of the Company and its subsidiaries (“Employees”), including Employees who are officers or members of the Board, and members of the Board who are not Employees (“Non-Employee Directors”) shall be eligible to participate in the Plan. Advisors who perform services to the Company or any of its subsidiaries (“Key Advisors”) shall be eligible to participate in the Plan if the Key Advisors render bona fide services and such services are not in connection with the offer or sale of securities in a capital-raising transaction.

(b)        Selection of Grantees.    The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines. Employees, Key Advisors and Non-Employee Directors who receive Grants under this Plan shall hereinafter be referred to as “Grantees.”

5.         Granting of Options.

(a)        Number of Shares.    The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Non-Employee Directors and Key Advisors.

(b)        Type of Option and Price.

(i)         The Committee may grant Incentive Stock Options that are intended to qualify as “incentive stock options” within the meaning of section 422 of the Code or Nonqualified Stock Options that are not intended so to qualify or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors.

(ii)         The purchase price (the “Exercise Price”) of Company Stock subject to an Option shall be determined by the Committee and may be greater than or equal to the Fair Market Value (as defined below) of a share of Company Stock on the date the Option is granted; provided, however, that (x) the Exercise Price of an Incentive Stock Option shall be equal to, or greater than, the Fair Market Value of a share of Company Stock on the date the Incentive Stock Option is granted and (y) an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, unless the Exercise Price per share is not less than 110% of the Fair Market Value of Company Stock on the date of grant.

(iii)         If the Company Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (x) if the principal trading market for the Company Stock is a national securities exchange or the Nasdaq National Market, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (y) if the Company Stock is not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines. If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

(c)        Option Term.    The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, may not have a term that exceeds five years from the date of grant.

(d)        Exercisability of Options.

(i)         Options granted under the Plan may become exercisable, at any time or during any period, in each case subject to reasonable conditions, such as continued employment, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument or an amendment to the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(ii)         Notwithstanding the foregoing, the Option may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Non-Employee Director or Key Advisor to exercise the Option as to any part or all of the shares subject to the Option prior to the full vesting of the Option. Any unvested shares so purchased shall be subject to a repurchase right in favor of the Company, with the repurchase price to be equal to the lesser of the original purchase price or the Fair Market Value of the stock, or to any other restriction the Committee determines to be appropriate; provided, however, that the right to repurchase at the original purchase price (x) shall lapse at the rate of at least 20% per year over five years for Employees (other than officers, directors and consultants) and (y) shall be exercisable only within the 90-day period following the termination of employment or service and shall be exercisable only for cash or cancellation of purchase money indebtedness for the shares.

(e)        Termination of Employment, Disability or Death.

(i)         Except as provided below, an Option may only be exercised while the Grantee is employed by the Employer (as defined below) as an Employee, Key Advisor or member of the Board. In the event that a Grantee ceases to be employed by the Employer for any reason other than “disability,” death or “Cause,” any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days after the date on which the Grantee ceases to be employed by the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by the Employer shall terminate as of such date.

(ii)        In the event the Grantee ceases to be employed by the Employer on account of a termination for Cause by the Employer, any Option held by the Grantee shall terminate as of the date the Grantee ceases to be employed by the Employer.

(iii)        In the event the Grantee ceases to be employed by the Employer because the Grantee is “Disabled,” any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Any of the Grantee’s Options which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by the Employer shall terminate as of such date.

(iv)        If the Grantee dies while employed by the Employer or within 90 days after the date on which the Grantee ceases to be employed on account of a termination of employment specified in Section 5(e)(i) above (or within such other period of time as may be specified by the Committee), any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by the Employer shall terminate as of such date.

(v)        For purposes of Sections 5(e), 6, 7, 8 and 14:

(A)        “Employer” shall mean the Company and its subsidiary corporations, as determined by the Committee.

(B)        “Employed by the Employer” shall mean employment or service as an Employee, Key Advisor or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Restricted Stock, Performance Units and Restricted Stock Units, a Grantee shall not be considered to have terminated employment or service until the Grantee ceases to be an Employee, Key Advisor and member of the Board), unless the Committee determines otherwise.

(C)        “Disabled” shall mean a Grantee’s becoming disabled within the meaning of section 22(e)(3) of the Code.

(D)        “Cause” shall mean, except to the extent specified otherwise by the Committee or in an employment agreement between the Employer and the Grantee, a finding by the Commitee that the Grantee (i) has breached his or her employment or service contract with the Employer, (ii) has engaged in disloyalty to the Employer, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Employer to persons not entitled to receive such information, (iv) has breached any written noncompetition or nonsolicitation agreement between the Grantee and the Employer or (v) has engaged in such other behavior detrimental to the interests of the Employer as the Committee determines.

(vi)        In the event a Grantee’s employment is terminated for Cause, in addition to the immediate termination of all Grants, the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares.

(f)        Exercise of Options.    A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company with payment of the Exercise Price. The Grantee shall pay the Exercise Price for an Option as specified by the Committee (x) in cash, (y) by delivering shares of Company Stock owned by the Grantee for the period necessary to avoid a charge to the Company’s earnings for financial reporting purposes (including Company Stock acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market Value on the date of exercise equal to the Exercise Price, or (z) by such other method as the Committee may approve, including, after the Company becomes a Reporting Company, payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. Shares of Company Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any withholding tax due (pursuant to Section 11) at the time of exercise.

(g)        Limits on Incentive Stock Options.    Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary (within the meaning of section 424(f) of the Code).

6.        Restricted Stock Grants.    The Committee may issue or transfer shares of Company Stock to an Employee, Non-Employee Director or Key Advisor under a Grant of Restricted Stock, upon such terms as the Committee deems appropriate. The following provisions are applicable to Restricted Stock:

(a)        General Requirements.    Shares of Company Stock issued or transferred pursuant to Restricted Stock Grants may be issued or transferred for consideration or for no consideration, as determined by the Committee. The Committee may establish conditions under which restrictions on shares of Restricted Stock shall lapse over a period of time or according to such other criteria as the Committee deems appropriate. The period of time during which the Restricted Stock will remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.”

(b)        Number of Shares.    The Committee shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Restricted Stock Grant and the restrictions applicable to such shares.

(c)        Requirement of Employment.    If the Grantee ceases to be employed by the Employer during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Restricted Stock Grant shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d)        Restrictions on Transfer and Legend on Stock Certificate.    During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Restricted Stock except as permitted under Section 12. Each certificate for a share of Restricted Stock shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for shares of Restricted Stock until all restrictions on such shares have lapsed, or that the Company will retain possession of certificates for shares of Restricted Stock until all restrictions on such shares have lapsed.

(e)        Right to Vote and to Receive Dividends.    Unless the Committee determines otherwise, during the Restriction Period, the Grantee shall have the right to vote shares of Restricted Stock and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee.

(f)        Lapse of Restrictions.    All restrictions imposed on Restricted Stock shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee. The Committee may determine, as to any or all Restricted Stock Grants, that the restrictions shall lapse without regard to any Restriction Period.

7.        Stock Appreciation Rights.

(a)        General Requirements.    The Committee may grant stock appreciation rights (“SARs”) to an Employee, Non-Employee Director or Key Advisor separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the Grant of the Incentive Stock Option. The Committee shall establish the base amount of the SAR at the time the SAR is granted. Unless the Committee determines otherwise, the base amount of each SAR shall be equal to the per share Exercise Price of the related Option or, if there is no related Option, the Fair Market Value of a share of Company Stock as of the date of Grant of the SAR.

(b)        Tandem SARs.    In the case of tandem SARs, the number of SARs granted to a Grantee that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Grantee may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(c)        Exercisability.    An SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the Grantee is employed by the Employer or during the applicable period after termination of employment as described in Section 5(e). A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable. No SAR may be exercised for cash by an officer or director of the Company or any of its subsidiaries who is subject to Section 16 of the Exchange Act, except in accordance with Rule 16b-3 under the Exchange Act.

(d)        Value of SARs.    When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Company Stock or a combination thereof. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in Subsection (a).

(e)        Form of Payment.    The Committee shall determine whether the appreciation in a SAR shall be paid in the form of cash, shares of Company Stock, or a combination of the two, in such proportion as the Committee deems appropriate. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of Company Stock are to be received upon exercise of a SAR, cash shall be delivered in lieu of any fractional share.

8.        Performance Units.

(a)        General Requirements.    The Committee may grant performance units (“Performance Units”) to an Employee or Key Advisor. Each Performance Unit shall represent the right of the Grantee to receive an amount based on the value of the Performance Unit, if performance goals established by the Committee are met. A Performance Unit shall be based on the Fair Market Value of a share of Company Stock or on such other measurement base as the Committee deems appropriate. The Committee shall determine the number of Performance Units to be granted and the requirements applicable to such Units.

(b)        Performance Period and Performance Goals.    When Performance Units are granted, the Committee shall establish the performance period during which performance shall be measured (the “Performance Period”), performance goals applicable to the Units (“Performance Goals”), and such other conditions of the Grant as the Committee deems appropriate. Performance Goals may relate to the financial performance of the Company or its operating units, the performance of Company Stock, individual performance, or such other criteria as the Committee deems appropriate.

(c)        Payment with respect to Performance Units.    At the end of each Performance Period, the Committee shall determine to what extent the Performance Goals and other conditions of the Performance Units have been met and the amount, if any, to be paid with respect to the Performance Units. Payments with respect to Performance Units shall be made in cash, in Company Stock, or in a combination of the two, as determined by the Committee.

(d)        Requirement of Employment.        If the Grantee ceases to be employed by the Employer during a Performance Period, or if other conditions established by the Committee are not met, the Grantee’s Performance Units shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

9.         Restricted Stock Units

(a)        General Requirements.    The Committee may grant Restricted Stock Units representing one or more shares of Company Stock to an Employee, Non-Employee Director or Key Advisor, upon such terms and conditions as the Committee deems appropriate.

(b)        Crediting of Units. Each Restricted Stock Unit shall represent the right of the Grantee to receive an amount based ont eh value of a share of Company Stock, if specified conditions are met. All Restricted Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

(c)        Payment for Restricted Stock Units.     Restricted Stock Units shall be issued without consideration.

(d)        Terms of Restricted Stock Units.    The Committee may grant Restricted Stock Units that are payable if specified conditions are met, or under other circumstances. Restricted Stock Units may be paid at the end of a specified period, or payment may be deferred to a date authorized by the Committee; provided, however, that any deferral of payment shall be exempt from or otherwise comply with the provisions regarding deferred compensation set forth in Section 409A of the Code. The Committee shall determine the number of Restricted Stock Units to be granted and the requirements applicable to such Restricted Stock Units. Until a payment is made with respect to Restricted Stock Units, the number of such Restricted Stock Units shall be subject to adjustment pursuant to Section 3(b).

(e)        Requirement of Employment or Service.    The Committee shall determine in the Grant Instrument under what circumstances a Grantee may retain Restricted Stock Units after termination of the Grantee’s employment or service, and the circumstances under which Restricted Stock Units may be forfeited.

(f)        Voting Rights.    The holders of Restricted Stock Units shall have no voting rights.

(g)        Creditors’ Rights.    A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Grant Instrument.

(h)        Payment With Respect to Restricted Stock Units.    Payments with respect to Restricted Stock Units may be made in cash, in Company Stock, or in a combination of the two, as determined by the Committee at the time of grant of the Restricted Stock Units, in its sole discretion.

10.         Qualified Performance-Based Compensation.

(a)        Designation as Qualified Performance-Based Compensation.    The Committee may determine that Performance Units or Restricted Stock granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code. The provisions of this Section 9 shall apply to Grants of Performance Units and Restricted Stock that are to be considered “qualified performance-based compensation” under section 162(m) of the Code.

(b)        Performance Goals.    When Performance Units or Restricted Stock that are to be considered “qualified performance-based compensation” are granted, the Committee shall establish in writing (i) the objective performance goals that must be met in order for restrictions on the Restricted Stock to lapse or amounts to be paid under the Performance Units, (ii) the Performance Period during which the performance goals must be met, (iii) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions, including without limitation provisions relating to death, disability, other termination of employment or Reorganization, that the Committee deems appropriate and consistent with the Plan and section 162(m) of the Code. The performance goals may relate to the Employee’s business unit or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, net earnings, operating earnings, return on assets, stockholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specific revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

(c)        Establishment of Goals.    The Committee shall establish the performance goals in writing either before the beginning of the Performance Period or during a period ending no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code. The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.

(d)        Maximum Payment.    If Restricted Stock, or Performance Units measured with respect to the fair market value of the Company Stock, are granted, not more than 400,000 shares of the Company Stock may be granted to an Employee under the Performance Units or Restricted Stock for any Performance Period. If Performance Units are measured with respect to other criteria, the maximum amount that may be paid to an Employee with respect to a Performance Period is $2,000,000.

(e)        Announcement of Grants.    The Committee shall certify and announce the results for each Performance Period to all Grantees immediately following the announcement of the Company’s financial results for the Performance Period. If and to the extent that the Committee does not certify that the performance goals have been met, the grants of Restricted Stock or Performance Units for the Performance Period shall be forfeited.

11.        Cancellation and Rescission of Options or Restricted Stock Awards.

(a)        In addition to the provisions of Section 5(f)(ii) above, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict the exercise or payment of any outstanding Options or Restricted Stock Awards at any time if the Grantee engages in any conduct that constitutes Cause.

(b)        Upon exercise of an Option or other delivery pursuant to a Grant, the Committee may require that the Grantee certify in a manner acceptable to the Company that he or she is in compliance with the terms and conditions of the Plan and has not engaged in any conduct that constitutes Cause. In the event that a Grantee engages in conduct that constitutes Cause before, or during the six-month period after, any exercise or delivery pursuant to a Grant, such exercise or delivery may be rescinded by the Company within two years after the Grantee engages in such conduct. In the event of any such rescission, the Grantee shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise or delivery, in such manner and on such terms and conditions as may be required by the Committee, and the Company shall be entitled to set off against the amount of any such gain any amounts owed to the Grantee by the Company.

(c)        In the event that any restriction set forth in this Section 10 is determined to be overbroad with respect to scope, time or geographical coverage, such restriction shall be modified and narrowed, either by a court or by the Board, so as to preserve and protect the legitimate interests of the Company, and without negating or impairing any other restrictions or agreements set forth herein.

12.        Withholding of Taxes.

(a)        Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Employer shall have the right to deduct from all Grants paid in cash, or from other wages paid to the Grantee, any federal, state or local taxes required by law to be withheld with respect to such Grants. In the case of Options and other Grants paid in Company Stock, the Employer may require the Grantee or other person receiving such shares to pay to the Employer the amount of any such taxes that the Employer is required to withhold with respect to such Grants, or the Employer may deduct from other wages paid by the Employer the amount of any withholding taxes due with respect to such Grants.

(b)        Election to Withhold Shares. If the Committee so permits, a Grantee may elect to satisfy the Employer’s income tax withholding obligation with respect to an Option, SAR, Restricted Stock, Performance Units or Restricted Stock Units paid in Company Stock by having shares withheld up to an amount that does not exceed the Grantee’s maximum marginal tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee and shall be subject to the prior approval of the Committee.

13.        Transferability of Grants.    Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime. A Grantee may not transfer those rights except by will or by the laws of descent and distribution. When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee (“Successor Grantee”) may exercise such rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

14.        Right of First Refusal.    Prior to a Public Offering (as defined in Section 24(c)) if at any time an individual desires to sell, encumber, or otherwise dispose of shares of Company Stock distributed to him under this Plan, the individual shall first offer the shares to the Company by giving the Company written notice disclosing: (a) the name of the proposed transferee of the Company Stock; (b) the certificate number and number of shares of Company Stock proposed to be transferred or encumbered; (c) the proposed price; (d) all other terms of the proposed transfer; and (e) a written copy of the proposed offer. Within 30 days after receipt of such notice, the Company shall have the option to purchase all or part of such Company Stock at the same price and on the same terms as contained in such notice.

In the event the Company (or a stockholder, as described below) does not exercise the option to purchase Company Stock, as provided above, the individual shall have the right to sell, encumber or otherwise dispose of his shares of Company Stock on the terms of the transfer set forth in the written notice to the Company, provided such transfer is effected within 30 days after the expiration of the option period. If the transfer is not effected within such period, the Company must again be given an option to purchase, as provided above.

The Committee, in its sole discretion, may waive the Company’s right of first refusal pursuant to this Section 13 and the Company’s repurchase right pursuant to Section 14 below. If the Company’s right of first refusal or repurchase right is so waived, the Committee may, in its sole discretion, pass through such right to the remaining stockholders of the Company in the same proportion that each stockholder’s stock ownership bears to the stock ownership of all the stockholders of the Company, as determined by the Board. To the extent that a stockholder has been given such right and does not purchase his or her allotment, the other stockholders shall have the right to purchase such allotment on the same basis.

On and after a Public Offering, the Company shall have no further right to purchase shares of Company Stock under this Section 13 and Section 14 below, and its limitations shall be null and void.

Notwithstanding the foregoing, the Committee may require that a Grantee execute a stockholder’s agreement, with such terms as the Committee deems appropriate, with respect to any Company Stock distributed pursuant to this Plan. Such agreement may provide that the provisions of this Section 13 and Section 14 below shall not apply to such Company Stock.

15.        Purchase by the Company.    Prior to a Public Offering, if a Grantee ceases to be employed by the Employer, the Company shall have the right for ninety days after such termination to purchase, for cash or cancellation of purchase money indebtedness, all or part of any Company Stock distributed to him under this Plan at its then current Fair Market Value; provided, however, that such repurchase shall be made in accordance with applicable accounting rules to avoid adverse accounting treatment.

16.        Reorganization of the Company.

(a)        Reorganization.    As used herein, a “Reorganization” shall be deemed to have occurred if the stockholders of the Company approve (or, if stockholder approval is not required, the Board approves) an agreement providing for (i) the merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (ii) the sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company.

(b)        Assumption of Grants.    Upon a Reorganization where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised and all outstanding Restricted Stock Units shall be assumed by, or replaced with comparable options or rights by, the surviving corporation.

(c)        Other Alternatives.    Notwithstanding the foregoing, in the event of a Reorganization, the Committee may take one or both of the following actions: the Committee may (i) require that Grantees surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee’s unexercised Options and SARs exceeds the Exercise Price of the Options or the base amount of the SARs, as applicable, or (ii) after accelerating all vesting and giving Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate. Such surrender or termination shall take place as of the date of the Reorganization or such other date as the Committee may specify.

(d)        Limitations.    Notwithstanding anything in the Plan to the contrary, in the event of a Reorganization, the Committee shall not have the right to take any actions described in the Plan (including without limitation actions described in Subsection (b) above) that would make the Reorganization ineligible for pooling of interests accounting treatment or that would make the Reorganization ineligible for desired tax treatment if, in the absence of such right, the Reorganization would qualify for such treatment and the Company intends to use such treatment with respect to the Reorganization.

17.        Change of Control of the Company.

(a)        As used herein, a “Change of Control” shall be deemed to have occurred if:

(i)        Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing a majority of the voting power of the then outstanding securities of the Company except where the acquisition is approved by the Board; or

(ii)        Any person has commenced a tender offer or exchange offer for a majority of the voting power of the then outstanding shares of the Company.

(b)        Other Definition.    The Committee may modify the definition of Change of Control for a particular Grant as the Committee deems appropriate to comply with section 409A of the Code or otherwise.

(c)        Notice and Acceleration.    Upon a Change of Control, unless the Committee determines otherwise, (i) the Company shall provide each Grantee with outstanding Grants written notice of such Change of Control, (ii) all outstanding Options and SARs shall automatically accelerate and become fully exercisable, (iii) the restrictions and conditions on all outstanding Restricted Stock shall immediately lapse, and (iv) Grantees holding Performance Units shall receive a payment in settlement of such Performance Units, in an amount determined by the Committee, based on the Grantee’s target payment for the Performance Period and the portion of the Performance Period that precedes the Change of Control.

(d)        Other Alternatives.    Notwithstanding the foregoing, subject to subsection (d) below, in the event of a Change of Control, the Committee may take one or both of the following actions: the Committee may (i) require that Grantees surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee’s unexercised Options and SARs exceeds the Exercise Price of the Options or the base amount of the SARs, as applicable, or (ii) after giving Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate. Such surrender or termination shall take place as of the date of the Change of Control or such other date as the Committee may specify.

(e)        Committee.    The Committee making the determinations under this Section 16 following a Change of Control must be comprised of the same members as those on the Committee immediately before the Change of Control. If the Committee members do not meet this requirement, the automatic provisions of Subsection (b) of this Section shall apply in the case of such a Change of Control, and the Committee shall not have discretion to vary them.

(f)        Limitations.    Notwithstanding anything in the Plan to the contrary, in the event of a Change of Control, the Committee shall not have the right to take any actions described in the Plan (including without limitation actions described in Subsection (c) above) that would make the Change of Control ineligible for pooling of interests accounting treatment or that would make the Change of Control ineligible for desired tax treatment if, in the absence of such right, the Change of Control would qualify for such treatment and the Company intends to use such treatment with respect to the Change of Control.

18.        Requirements for Issuance or Transfer of Shares.

(a)        Stockholder’s Agreement.    The Committee may require that a Grantee execute a stockholder’s agreement, with such terms as the Committee deems appropriate, with respect to any Company Stock distributed pursuant to this Plan.

(b)        Limitations on Issuance or Transfer of Shares. No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

19.        Amendment and Termination of the Plan.

(a)        Amendment.    The Board may amend or terminate the Plan at any time; provided, however, that the Board may not amend the Plan without stockholder approval if such approval is required by Section 162(m) of the Code.

(b)        Termination of Plan.    The Plan shall terminate on the day immediately preceding the tenth anniversary of its effective date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.

(c)        Termination and Amendment of Outstanding Grants.    A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended in accordance with the Plan or may be amended by agreement of the Company and the Grantee consistent with the Plan.

(d)    Governing Document.    The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

20.        Funding of the Plan.    This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

21.        Rights of Participants.    Nothing in this Plan shall entitle any Employee, Non-Employee Director, Key Advisor or other person to any claim or right to be granted a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.

22.        No Fractional Shares.    No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

23.        Information to Participants.    Participants in the Plan shall receive financial statements of the Company at least annually, except to the extent that issuance is limited to key employees whose duties in connection with the Company assure them access to equivalent information.

24.        Headings.    Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

25.        Effective Date of the Plan; Definition of Terms.

(a)        Effective Date.    The Plan was effective on June 25, 2003, and this amendment and restatement shall be effective February 23, 2012, subject to stockholder’s approval within 12 months of such date.

(b)        Reporting Company.    The provisions of the Plan that refer to the Company becoming a Reporting Company, or that refer to, or are applicable to persons subject to, Section 16 of the Exchange Act or section 162(m) of the Code, shall be effective, if at all, upon the initial registration of the Company Stock under Section 12(g) of the Exchange Act, and shall remain effective thereafter for so long as such stock is so registered.

(c)        Public Offering.    All references in the Plan to a Public Offering shall refer to the consummation of the first registered public offering of common stock of the Company in a firm commitment underwriting.

26.        Miscellaneous.

(a)        Grants in Connection with Corporate Transactions and Otherwise.    Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees of the Company, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan; provided, that the total number of shares issuable upon exercise of all outstanding options shall not exceed 30% of the then outstanding shares of the

Company unless approved by a two-thirds vote of the stockholders. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or restricted stock grant made by such corporation. The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute grants.

(b)        Compliance with Law.    The Plan, the exercise of Options and SARs, and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. It is the intent of the Company that the Plan and Incentive Stock Options granted under the Plan comply with the applicable provisions of section 422 of the Code and that, to the extent applicable, Grants made under the Plan comply with the requirements of section 409A of the Code and the regulations thereunder. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(c)        California Requirements.    This Section 25(c) shall apply only to a Grantee who is a resident of the state of California on the date on which a Grant is made under the Plan. If shares are repurchased by the Company pursuant to Section 14 of the Plan, the repurchase right must be exercised for cash within six months after the date of the Grantee’s termination of employment or service or within six months after exercise of the applicable Option, whichever is later.

(d)        Governing Law.    The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall exclusively be governed by and determined in accordance with the laws of the State of Delaware.